Filed Pursuant to Rule 424(b)(3)

Registration No. 333-162240

PROSPECTUS SUPPLEMENT

(To prospectus dated October 13, 2009)

6,633,789 Shares

HELICOS BIOSCIENCES CORPORATION

Common Stock

This prospectus supplement (this “Supplement”) supplements and amends the prospectus dated October 13, 2009 (as so amended and supplemented, the “Prospectus”) which relates to the sale of up to 6,633,789 shares of our common stock, which includes 2,322,509 shares of our common stock issuable upon exercise of warrants by the selling stockholders named in the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement.  This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our common stock is listed over-the-counter (“OTC”) under the market tier designation “OTCQB” on the “Pink Sheets” published by OTC Markets Group Inc. under the symbol “HLCS.PK.”

Investing in our common stock involves a high degree of risk.  You are urged to read the section entitled “Risk Factors” beginning on page 2 of the Prospectus, as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in the Prospectus.  Before buying these securities, you should read and consider the risk factors included in our periodic reports and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 25, 2011.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 19 of the Prospectus is hereby supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the Prospectus, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this Supplement.

The information set forth in the table below is current as of January 20, 2011.  Since the date on which we were provided with the information regarding their security ownership, selling stockholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities.  Accordingly, the information provided herein and in the Prospectus for any particular stockholder may understate or overstate, as the case may be, such stockholder’s current ownership.

	Shares Owned Prior to	Number of Shares Being	Shares Owned After Offering
Name	Offering	Offered	Number	Percent

Hudson Bay Master Fund, Ltd.(16)(17)	0	223,215	223,215	*

(16)  RCG PB, Ltd. transferred to Hudson Bay Master Fund, Ltd. warrants to purchase 156,250 shares of common stock.

(17) Ramius Navigation Master Fund, Ltd. (formerly known as Ramius Enterprise Master Fund Ltd.) transferred to Hudson Bay Master Fund, Ltd. warrants to purchase 66,965 shares of common stock.